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                                                                     Exhibit 8.1



              [Stokes Bartholomew Evans & Petree, P.A. Letterhead]




                                  July 19, 2000




Board of Directors
Prison Realty Trust, Inc.
10 Burton Hills Boulevard, Suite 100
Nashville, Tennessee 37215

Board of Directors
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, Tennessee 37215

         Re: Prison Realty Trust, Inc. and Corrections Corporation of America - Prison Realty Trust, Inc. Registration Statement on Form S-4

Gentlemen:

        We have acted as tax counsel to Prison Realty Trust, Inc., a Maryland corporation ("Prison Realty"), and as special tax counsel to Corrections Corporation of America, a Tennessee corporation ("CCA"), in connection with the proposed reorganization (the "Merger") to be effected through a merger of CCA with and into a wholly owned subsidiary of Prison Realty, with the Prison Realty subsidiary being the surviving corporation, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 30, 2000, among Prison Realty and its wholly owned subsidiary and CCA (the "Merger Agreement"), and as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") today (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

        In rendering our opinion, we have examined such records, documents, certificates and other instruments and made such investigations of fact and law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing the documents and the conformity to authentic original documents of all documents submitted to us as copies.

        This opinion is based upon various statements of fact and assumptions, including the statements of fact and assumptions set forth in the Registration Statement concerning the business, assets and governing documents of Prison Realty and CCA. We have also been


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Board of Directors of Prison Realty Trust, Inc.
Board of Directors of Corrections Corporation of America
July 19, 2000
Page 2

furnished, and with your consent have relied upon, certain representations as to factual matters made by Prison Realty and CCA through a certificate of certain officers of Prison Realty and CCA. We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

         On the basis of and in reliance on the foregoing, it is our opinion that the discussion under "Proposal to Approve the Merger and Related Transactions-Material federal income tax consequences of the merger" and "-Tax consequences of the merger," subject to the conditions and limitations set forth therein, sets forth the material federal income tax consequences of the Merger generally applicable to Prison Realty and CCA and to the shareholders of CCA.

         The opinions expressed herein are expressly premised and conditioned upon the consummation of the Merger pursuant to the terms and conditions of the Merger Agreement. Our opinions are based on current law. You should note that future legislative changes, administrative pronouncements and judicial decisions could materially alter the conclusions reached herein. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or the courts. This opinion may not apply to particular shareholders or particular types of shareholders subject to special tax treatment under the federal income tax laws, such as tax exempt organizations, insurance companies, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens of the United States.

         This opinion is intended for the use of Prison Realty and its Board of Directors, and CCA, its Board of Directors and its shareholders, and it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.


                                        Very truly yours,



                                        STOKES BARTHOLOMEW
                                        EVANS & PETREE, P.A.